Exhibit 99.1
BRINKER INTERNATIONAL REPORTS FIRST QUARTER OF FISCAL 2022 RESULTS AND PROVIDES FULL YEAR FISCAL 2022 OUTLOOK
DALLAS (November 3, 2021) – Brinker International, Inc. (NYSE: EAT) today announced results for the first quarter of fiscal 2022 ended September 29, 2021, and provided a financial update for fiscal 2022. The Company previously released selected results for the first quarter of fiscal 2022 on October 19, 2021.
Fiscal 2022 Highlights - First Quarter
•Brinker International’s Company sales in the first quarter of fiscal 2022 increased to $859.6 million as compared to $728.2 million in the first quarter of fiscal 2021.
•Chili’s Company sales in the first quarter of fiscal 2022 increased to $773.3 million as compared to $675.0 million in the first quarter of fiscal 2021.
•Maggiano’s Company sales in the first quarter of fiscal 2022 increased to $86.3 million as compared to $53.2 million in the first quarter of fiscal 2021.
•Operating income in the first quarter of fiscal 2022 increased to $25.6 million as compared to $24.4 million in the first quarter of fiscal 2021. Operating income, as a percentage of Total revenues, in the first quarter of fiscal 2022 decreased to 2.9% as compared to 3.3% in the first quarter of fiscal 2021.
•Restaurant operating margin, as a percentage of Company sales, in the first quarter of fiscal 2022 decreased to 10.4% as compared to 11.6% in the first quarter of fiscal 2021.
•Adjusted EBITDA in the first quarter of fiscal 2022 increased to $69.4 million as compared to $65.6 million in the first quarter of fiscal 2021.
•Net income per diluted share, on a GAAP basis, in the first quarter of fiscal 2022 increased to $0.28 as compared to $0.23 in the first quarter of fiscal 2021.
•Net income per diluted share, excluding special items, in the first quarter of fiscal 2022 increased to $0.34 as compared to $0.28 in the first quarter of fiscal 2021.
•Net cash provided by operating activities in the first quarter of fiscal 2022 was $40.2 million, and capital expenditures totaled $37.3 million resulting in free cash flow of $2.9 million.
•The Company completed the acquisition of 23 Chili’s restaurants located in the Mid-Atlantic region on September 2, 2021 and 36 Chili’s restaurants located in the Great Lakes and Mid-Atlantic regions on October 31, 2021 that were previously owned by franchisees.
For comparable restaurant sales details and non-GAAP reconciliations, please refer to the Non-GAAP Information and Reconciliations section of this release.
Comparable Restaurant Sales(1)

	Fiscal 22 vs Fiscal 21	Fiscal 22 vs Fiscal 20(2)
	Q1	Q1	MTD October through Oct 27
Brinker	17.0%	5.7%	5.5%
Chili’s	13.4%	6.5%	6.5%
Maggiano’s	62.6%	(0.2)%	(0.9)%

(1)Comparable Restaurant Sales include restaurants that have been in operation for more than 18 months except acquired restaurants which are included after 12 months of ownership. Restaurants temporarily closed 14 days or more are excluded from comparable restaurant sales. Percentage amounts are calculated based on the comparable periods year-over-year.
(2)Represents comparable restaurant sales for the periods presented to the same operating periods prior to the COVID-19 pandemic.
Financial Metrics(1)

	First Quarter
	2022	2021	2020
Company sales	$859.6	$728.2	$763.9
Total revenues	$876.4	$740.1	$786.0

Operating income	$25.6	$24.4	$31.2
Operating income as a percentage of Total revenues	2.9%	3.3%	4.0%
Restaurant operating margin, non-GAAP(2)	$89.1	$84.2	$84.3
Restaurant operating margin as a percentage of Company sales, non-GAAP(2)	10.4%	11.6%	11.0%
Adjusted EBITDA, non-GAAP(2)	$69.4	$65.6	$68.4

Net income per diluted share	$0.28	$0.23	$0.39
Net income per diluted share, excluding special items, non-GAAP(2)	$0.34	$0.28	$0.41
(1)Includes the results of It’s Just Wings, launched in June 2020 and Maggiano’s Italian Classics, launched in August 2021. They are reflected in the results of our Chili’s and Maggiano’s brands based on the restaurants that prepared and processed the food orders.
(2)See Non-GAAP Information and Reconciliations section below for more details.
Full Year Fiscal 2022 Guidance
The Company reaffirms the fiscal 2022 guidance released on August 18, 2021 and provides the following additional guidance for full year fiscal 2022 as follows:
•Total revenues are expected to be approximately $3.75 billion to $3.85 billion.
•Net income per diluted share, excluding special items, is expected to be in the range of $3.50 and $3.80.
Due to the uncertainties created by the ongoing COVID-19 pandemic and the resulting labor and supply chain disruptions, forecasting business performance is not currently reliable. These uncertainties, as well as other risks and uncertainties, could cause actual results to differ materially from those projected.
We are unable to reliably forecast special items such as restaurant impairments, restaurant closures, reorganization charges and legal settlements without unreasonable effort. As such, we do not present a reconciliation of forecasted non-GAAP measures to the corresponding GAAP measures. If special items are reported during fiscal 2022, reconciliations to the appropriate GAAP measures will be provided.

First Quarter of Fiscal 2022 Operating Performance
Segment Performance
The table below presents selected financial information (in millions, except as noted) related to our segments’ operational performance for the thirteen week periods ended September 29, 2021 and September 23, 2020:

	Chili’s			Maggiano’s
	First Quarter		Variance	First Quarter		Variance
	2022	2021		2022	2021
Company sales	$773.3	$675.0	$98.3	$86.3	$53.2	$33.1
Franchise and other revenues	14.3	11.5	2.8	2.5	0.4	2.1
Total revenues	$787.6	$686.5	$101.1	$88.8	$53.6	$35.2

Company restaurant expenses(1)	$691.5	$590.4	$101.1	$78.9	$53.3	$25.6
Company restaurant expenses as a % of Company sales	89.4%	87.5%	1.9%	91.4%	100.2%	(8.8)%

Operating income (loss)	$52.3	$56.5	$(4.2)	$4.3	$(4.7)	$9.0
Operating income (loss) as a % of Total revenues	6.6%	8.2%	(1.6)%	4.8%	(8.8)%	13.6%

Restaurant operating margin - non-GAAP	$81.8	$84.6	$(2.8)	$7.4	$(0.1)	$7.5
Restaurant operating margin as a % of Company sales - non-GAAP	10.6%	12.5%	(1.9)%	8.6%	(0.2)%	8.8%
(1)    Company restaurant expenses includes Food and beverage costs, Restaurant labor and Restaurant expenses, and excludes Depreciation and amortization, General and administrative and Other (gains) and charges.
Chili’s
•Chili’s Company sales increased primarily due to higher dining room sales, partially offset by a decrease in off-premise sales.
•Chili’s Company restaurant expenses, as a percentage of Company sales, increased primarily due to increased restaurant labor costs including wage rates, training and overtime. Higher repairs and maintenance, commodity price pressure and utilities expenses also contributed to the increase. These increases were partially offset by sales leverage, lower delivery fees and To-Go supplies expenses, and favorable menu pricing.
•Chili’s Franchise and other revenues increased primarily due to higher dining room sales and traffic at our franchise restaurants resulting in higher royalty income. Our Chili’s franchisees generated sales of approximately $211.9 million in the first quarter of fiscal 2022 compared to $163.5 million in the first quarter of fiscal 2021.
Maggiano’s
•Maggiano’s Company sales increased primarily due to higher dining and banquet room sales, and higher delivery sales, partially offset by a decrease in To-Go sales.
•Maggiano’s Company restaurant expenses, as a percentage of Company sales, decreased primarily due to sales leverage and lower delivery fees and To-Go supplies expenses. These decreases were partially offset by increased restaurant labor costs including training, wage rates, overtime and manager bonuses. Higher repairs and maintenance, advertising and commodity pricing also partially offset the decrease.

•Maggiano’s Franchise and other revenues increased primarily due to higher banquet room sales and traffic.
Income Taxes
•On a GAAP basis, the effective income tax rate was 1.5% in the first quarter of fiscal 2022 which is lower than the statutory rate of 21.0% due to leverage of the FICA tip tax credit. Excluding the impact of special items, the effective income tax rate was 14.0% in the first quarter of fiscal 2022.
Webcast Information
Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter and business updates. The call will broadcast live on Brinker’s website today, November 3, 2021 at 9 a.m. CDT:
http://investors.brinker.com/events/event-details/q1-2022-brinker-international-earnings-conference-call
For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on Brinker’s website until the end of the day November 17, 2021.
Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on Brinker’s website under the Financial Information section of the Investor tab.
Forward Calendar
•SEC Form 10-Q for the first quarter of fiscal 2022 filing on or before November 8, 2021
•Earnings release call for the second quarter of fiscal 2022 on February 2, 2022
Non-GAAP Measures
Brinker management uses certain non-GAAP measures in analyzing operating performance and believes that the presentation of these measures in this release provides investors with information that is beneficial to gaining an understanding of the Company’s financial results. Non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP measures are included in the tables below.
About Brinker
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies and home of Chili’s® Grill & Bar, Maggiano’s Little Italy® and two virtual brands: It’s Just Wings® and Maggiano’s Italian Classics™. Founded by Norman Brinker in Dallas, Texas, we’ve ventured far from home, but stayed true to our roots. Brinker owns, operates or franchises more than 1,600 restaurants in 29 countries and two U.S. territories. Our passion is making people feel special, and we hope you feel that passion each time you visit one of our restaurants or invite us into your home through takeout or delivery. Learn more about Brinker and its brands at brinker.com.
Forward-Looking Statements
The statements and tables contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which could cause actual results to differ materially from our historical results or from those projected in forward-looking statements, and are currently, or in the future could be, amplified by the novel strain of the coronavirus (“COVID-19”) pandemic. Such risks and uncertainties include, among other things, uncertainty of the magnitude, duration, geographic reach and impact of the COVID-19 pandemic on local, national and global economies; the current, and uncertain future, impact of the COVID-19 pandemic and governments’ responses to it on our industry, business, growth, reputation, projections, prospects, financial condition, operations, cash flows, and liquidity; the impact of competition; changes in consumer preferences; consumer perception of food safety; reduced disposable income; unfavorable publicity; increased minimum wages; governmental regulations; the impact of mergers, acquisitions, divestitures and other strategic transactions; the Company’s ability to meet its business strategy plan; loss of key management personnel; failure to hire and retain high-quality restaurant management; the impact of social media; failure to protect the security of data of our guests and team members; product availability; regional business and economic conditions; litigation; franchisee success; inflation; changes in the retail industry; technology failures; failure to protect our intellectual property; outsourcing; impairment of goodwill or assets; failure to maintain effective internal control over financial reporting; actions of activist shareholders; adverse weather conditions; terrorist acts; health epidemics or pandemics (such as COVID-19); and tax reform; as well as the risks and uncertainties described in “Risk Factors” in our Annual Report on Form 10-K and future filings with the Securities and Exchange Commission.

BRINKER INTERNATIONAL, INC.
Consolidated Statements of Comprehensive Income (Unaudited)
(In millions, except per share amounts)

	Thirteen Week Periods Ended
	September 29, 2021	September 23, 2020
Revenues
Company sales	$859.6	$728.2
Franchise and other revenues(1)	16.8	11.9
Total revenues	876.4	740.1
Operating costs and expenses
Food and beverage costs	234.3	193.5
Restaurant labor	304.9	248.0
Restaurant expenses	231.3	202.5
Depreciation and amortization	39.3	37.4
General and administrative	36.5	30.5
Other (gains) and charges(2)	4.5	3.8
Total operating costs and expenses	850.8	715.7
Operating income	25.6	24.4
Interest expenses	12.5	14.6
Other income, net	(0.3)	(0.4)
Income before income taxes	13.4	10.2
Provision (benefit) for income taxes	0.2	(0.5)
Net income	$13.2	$10.7

Basic net income per share	$0.29	$0.24

Diluted net income per share	$0.28	$0.23

Basic weighted average shares outstanding	45.9	45.1

Diluted weighted average shares outstanding	47.0	45.7

Other comprehensive income (loss)
Foreign currency translation adjustments(3)	$(0.4)	$0.3
Other comprehensive income (loss)	(0.4)	0.3
Comprehensive income	$12.8	$11.0
(1)Franchise and other revenues include franchise royalties, delivery service income, gift card breakage, Maggiano’s banquet service charge income, digital entertainment revenues, franchise advertising fees, franchise and development fees, merchandise income and gift card discount costs from third-party gift card sales.

(2)    Other (gains) and charges included in the Consolidated Statements of Comprehensive Income (Unaudited) included (in millions):

	Thirteen Week Periods Ended
	September 29, 2021	September 23, 2020
Remodel-related costs	$1.5	$0.2
Loss from natural disasters, net of (insurance recoveries)	0.6	—
Enterprise system implementation	0.6	—
COVID-19 related charges	0.3	1.2
Restaurant closure charges	0.2	1.5
Other	1.3	0.9
	$4.5	$3.8
(3)    Represents the unrealized impact of translating the financial statements of our Canadian restaurants from Canadian dollars to U.S. dollars. This amount is not included in Net income and would only be realized upon disposition of these restaurants.
BRINKER INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions)

	September 29, 2021	June 30, 2021
ASSETS
Total current assets	$217.3	$207.2
Net property and equipment	799.4	774.8
Operating lease assets	1,041.0	1,007.4
Deferred income taxes, net	42.6	50.9
Other assets	239.1	234.6
Total assets	$2,339.4	$2,274.9
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Total current liabilities	$547.2	$571.6
Long-term debt and finance leases, less current installments	999.7	917.9
Long-term operating lease liabilities, less current portion	1,037.2	1,006.7
Other liabilities	80.8	82.0
Total shareholders’ deficit	(325.5)	(303.3)
Total liabilities and shareholders’ deficit	$2,339.4	$2,274.9
Of the 1,145 Company-owned restaurants, at September 29, 2021, we own both the building and land for 46 restaurants. The related book values associated with these restaurants included land of $38.3 million and buildings of $13.2 million.

BRINKER INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Thirteen Week Periods Ended
	September 29, 2021	September 23, 2020
Cash flows from operating activities
Net income	$13.2	$10.7
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation and amortization	39.3	37.4
Stock-based compensation	4.3	3.9
Restructure and impairment charges	1.9	0.5
Net loss on disposal of assets	0.7	0.4
Other	1.5	0.8
Changes in assets and liabilities	(20.7)	29.1
Net cash provided by operating activities	40.2	82.8
Cash flows from investing activities
Payments for property and equipment	(37.3)	(13.6)
Payments for franchise restaurant acquisitions	(47.5)	—
Proceeds from sale leaseback transactions, net of related expenses	20.5	—
Proceeds from note receivable	—	0.6
Net cash used in investing activities	(64.3)	(13.0)
Cash flows from financing activities
Borrowings on revolving credit facility	285.0	28.4
Payments on revolving credit facility	(205.0)	(75.0)
Purchases of treasury stock	(39.6)	(3.9)
Payments on long-term debt	(5.5)	(4.6)
Payments for debt issuance costs	(3.0)	(1.5)
Payments of dividends	(0.8)	(1.3)
Proceeds from issuance of treasury stock	0.3	3.0
Net cash provided by (used in) financing activities	31.4	(54.9)
Net change in cash and cash equivalents	7.3	14.9
Cash and cash equivalents at beginning of period	23.9	43.9
Cash and cash equivalents at end of period	$31.2	$58.8

BRINKER INTERNATIONAL, INC.
Restaurant Summary

			Fiscal 2022 New Openings
	Total Restaurants Open at September 29, 2021	Total Restaurants Open at September 23, 2020	First Quarter Openings	Full Year Projected Openings
Company-owned restaurants
Chili’s domestic(1)	1,088	1,059	1	8
Chili’s international	5	5	—	—
Maggiano’s domestic	52	52	—	—
Total Company-owned	1,145	1,116	1	8
Franchise restaurants
Chili’s domestic(1)	146	172	—	3
Chili’s international	357	371	3	9-12
Maggiano’s domestic	2	1	—	0
Total franchise	505	544	3	12-15
Total Company-owned and franchise
Chili’s domestic	1,234	1,231	1	11
Chili’s international	362	376	3	9-12
Maggiano’s domestic	54	53	—	0
Total	1,650	1,660	4	20-23
(1)    During the first quarter of fiscal 2022, we acquired 23 Chili's restaurants located in the Mid-Atlantic region of the United States owned by a franchisee. The acquisition of these restaurants is not reflected in the First Quarter Openings or Full Year Projected Openings totals as these are existing restaurant locations transitioning ownership. These acquired restaurants are included in Total Restaurants Open at September 29, 2021 within the total for Company-owned restaurants Chili's domestic.
NON-GAAP INFORMATION AND RECONCILIATIONS
Comparable Restaurant Sales
Q1 22 and Q1 21

	Comparable Restaurant Sales(1)		Price Impact		Mix-Shift(2)		Traffic
	Q1:22 vs 21	Q1:21 vs 20	Q1:22 vs 21	Q1:21 vs 20	Q1:22 vs 21	Q1:21 vs 20	Q1:22 vs 21	Q1:21 vs 20
Company-owned	17.0%	(10.9)%	0.6%	0.4%	5.6%	(6.3)%	10.8%	(5.0)%
Chili’s	13.4%	(7.2)%	0.6%	0.2%	3.4%	(4.2)%	9.4%	(3.2)%
Maggiano’s	62.6%	(38.6)%	0.2%	3.0%	23.3%	(12.7)%	39.1%	(28.9)%
Chili’s franchise(3)	23.1%	(11.5)%
U.S.	17.8%	(5.6)%
International	32.0%	(21.9)%
Chili’s domestic(4)	13.8%	(7.0)%
System-wide(5)	17.8%	(11.0)%
(1)    Comparable Restaurant Sales include all restaurants that have been in operation for more than 18 months except acquired restaurants which are included after 12 months of ownership. Restaurants temporarily closed 14 days or more are excluded from Comparable Restaurant Sales. Percentage amounts are calculated based on the comparable periods year-over-year.
(2)    Mix-Shift is calculated as the year-over-year percentage change in Company sales resulting from the change in menu items ordered by guests.

(3)    Chili’s franchise sales generated by franchisees are not included in Total revenues in the Consolidated Statements of Comprehensive Income (Unaudited); however, we generate royalty revenues and advertising fees based on franchisee revenues, where applicable. We believe presenting Chili’s franchise comparable restaurant sales provides investors relevant information regarding total brand performance.
(4)    Chili’s domestic Comparable Restaurant Sales percentages are derived from sales generated by Company-owned and franchise-operated Chili’s restaurants in the United States.
(5)    System-wide Comparable Restaurant Sales are derived from sales generated by Company-owned Chili’s and Maggiano’s restaurants and sales generated at franchise-operated Chili’s restaurants.
Reconciliation of Net Income Excluding Special Items (in millions, except per share amounts)
Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the Company’s ongoing operating performance and a more relevant comparison to prior period results.

	Q1 22	EPS Q1 22	Q1 21	EPS Q1 21
Net income - GAAP	$13.2	$0.28	$10.7	$0.23
Special items - Other (gains) and charges(1)	4.5	0.10	3.8	0.08
Special items - Depreciation	0.1	0.00	0.2	0.01
Special items - Interest(2)	0.7	0.01	—	—
Income tax effect related to special items(3)	(1.3)	(0.03)	(1.0)	(0.02)
Special items, net of taxes	4.0	0.08	3.0	0.07
Adjustment for special tax items(4)	(1.1)	(0.02)	(0.8)	(0.02)
Net income, excluding special items - Non-GAAP	$16.1	$0.34	$12.9	$0.28
(1)    Special items - Other (gains) and charges represents Other (gains) and charges for each period presented. See Footnote “(2)” to the Consolidated Statements of Comprehensive Income (Unaudited) for additional details on the composition of Other (gains) and charges.
(2)    Special items - Interest represents the write-off of unamortized debt issuance costs related to the restructuring of our new revolving credit facility in the first quarter of fiscal 2022.
(3)    Income tax effect related to special items is based on the statutory tax rate in effect at the end of each period presented.
(4)    Adjustment for special tax items in the first quarter of fiscal 2022 primarily related to a decrease in unrecognized tax benefits and excess tax windfalls associated with stock-based compensation. Adjustment for special tax items in the first quarter of fiscal 2021 primarily related to excess tax windfalls associated with stock-based compensation.

Reconciliation of Restaurant Operating Margin (in millions, except percentages)
Q1 22

	Chili’s		Maggiano’s		Brinker
	Q1 22	Q1 21	Q1 22	Q1 21	Q1 22	Q1 21
Operating income (loss) - GAAP	$52.3	$56.5	$4.3	$(4.7)	$25.6	$24.4
Operating income (loss) as a percentage of Total revenues	6.6%	8.2%	4.8%	(8.8)%	2.9%	3.3%

Operating income (loss) - GAAP	$52.3	$56.5	$4.3	$(4.7)	$25.6	$24.4
Less: Franchise and other revenues	(14.3)	(11.5)	(2.5)	(0.4)	(16.8)	(11.9)
Plus: Depreciation and amortization	33.0	30.6	3.4	3.6	39.3	37.4
General and administrative	8.0	5.4	2.0	1.3	36.5	30.5
Other (gains) and charges	2.8	3.6	0.2	0.1	4.5	3.8
Restaurant operating margin - non-GAAP	$81.8	$84.6	$7.4	$(0.1)	$89.1	$84.2
Restaurant operating margin as a percentage of Company sales	10.6%	12.5%	8.6%	(0.2)%	10.4%	11.6%
Restaurant operating margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative to operating income as an indicator of financial performance. Restaurant operating margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance of ongoing restaurant-level operations. This non-GAAP measure is not indicative of overall Company performance and profitability because this measure does not directly accrue benefit to the shareholders due to the nature of costs excluded.
We define Restaurant operating margin as Company sales less Food and beverage costs, Restaurant labor and Restaurant expenses. We believe this metric provides a more useful comparison between periods and enables investors to focus on the performance of restaurant-level operations by excluding revenues not related to food and beverage sales at Company-owned restaurants, corporate General and administrative expenses, Depreciation and amortization, and Other (gains) and charges. Restaurant operating margin as presented may not be comparable to other similarly titled measures of other companies in our industry.
Reconciliation of Adjusted EBITDA (in millions)
Brinker believes presenting Adjusted EBITDA provides a useful measure of our operating performance, excluding the impacts of financing costs, capital expenditures and special items, but is not a measurement determined in accordance with GAAP and should not be considered in isolation. We define Adjusted EBITDA as Operating income before Depreciation and amortization and Other (gains) and charges.

	Q1 22	Q1 21	Q1 20
Operating income - GAAP	$25.6	$24.4	$31.2
Depreciation and amortization	39.3	37.4	38.1
Other (gains) and charges	4.5	3.8	(0.9)
Adjusted EBITDA, non-GAAP	$69.4	$65.6	$68.4

Reconciliation of Free Cash Flow (in millions)
Brinker believes presenting free cash flow provides a useful measure to evaluate the cash flow available for reinvestment after considering the capital requirements and expenditures of our business operations.

Thirteen Week Period Ended September 29, 2021
Cash flows provided by operating activities - GAAP	$40.2
Capital expenditures	(37.3)
Free cash flow - non-GAAP	$2.9
Fiscal 2020 Non-GAAP Reconciliations
For the first quarter of fiscal 2020 non-GAAP reconciliations not provided above, please refer to the Current Report on Form 8-K dated October 30, 2019.

FOR ADDITIONAL INFORMATION, CONTACT:

MIKA WARE
INVESTOR RELATIONS
investor.relations@brinker.com

MEDIA RELATIONS
media.requests@brinker.com

(800) 775-7290
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DALLAS, TEXAS 75019